CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference to the Registration Statement on Form S-8, File Number 333-45413, of our report dated July 24, 1998, on the consolidated financial statements of Home Financial Bancorp, Spencer, Indiana, which report is incorporated by reference in the Annual Report on Form 10-K of Home Financial Bancorp, Spencer, Indiana.

/s/ Olive LLP
Olive LLP

Indianapolis, Indiana
September 22, 1998